Exhibit 99.1

Union First Market Bankshares Announces Share Repurchase Authorization

Richmond, Va., March 1, 2013 – Union First Market Bankshares Corporation (the “Company”) today announced that its Board of Directors has authorized a share repurchase program to purchase up to 750,000 shares of the Company’s common stock on the open market or in privately negotiated transactions. The authorization permits management to repurchase the Company’s shares from time to time at management’s discretion. The repurchase program is authorized through December 31, 2013.

In 2012, Union First Market Bankshares completed two separate share repurchases. The Company repurchased and retired approximately 970,000 shares, or approximately 3.5% of total shares outstanding, in those transactions.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications